Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made this 15th day of April, 2010 (the “Effective Date”), by and between PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Company”), and ALAIN UBOLDI, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

Company and Executive entered into an Amended and Restated Employment Agreement effective the 22nd day of December 2008 (the “Agreement”) pursuant to which Executive currently holds the title and position as Chief Operating Officer of the Company.

Executive and Company have agreed that Executive’s new title and position will be Executive Vice President, Belterra and Boomtown and that Executive’s duties and responsibilities will change in conjunction with this new title to reflect his responsibility for supervision and oversight of the Company’s Belterra and Boomtown properties.

Accordingly, Company and Executive desire to amend the Agreement to reflect Executive’s new title and duties and responsibilities in connection therewith.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

AMENDMENTS

1.	Section 1.1 of the Agreement is amended and restated to read as follows: “Section 1.1 Employment. The Company agrees to engage Executive in the capacity as Executive Vice President, Belterra and Boomtown, and Executive hereby accepts such engagement by the Company upon the terms and conditions specified below.”

2.	Section 2.1 of the Agreement is amended and restated to read as follows: “Section 2.1 Duties. Executive shall perform all the duties and obligations generally associated with the position of Executive Vice President, Belterra and Boomtown with responsibility for supervision and oversight of the Company’s operations at Belterra Casino Resort & Spa, Boomtown Bossier City, Boomtown New Orleans and Boomtown Reno subject to the control and supervision of the Company’s Chief Executive Officer (the “Chief Executive Officer”), and such other executive duties consistent with the foregoing as may be assigned to him from time to time by the Chief Executive Officer. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. Executive shall at all times perform such services in compliance with, and to the extent of his authority, shall to the best of his ability cause the Company to be in compliance with, any and all laws, rules and regulations applicable to the Company of which Executive is aware. Executive may rely on the Company’s inside counsel and outside lawyers in connection with such matters. Executive shall, at all times during the Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of the Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.”

3.	Except as modified herein by this Amendment, all other terms of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall apply. No modification may be made to the Agreement or this Amendment except in writing and signed by both Company and Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the date first written above.

EXECUTIVE	COMPANY

/s/ Alain Uboldi	By: /s/ Anthony M. Sanfilippo
ALAIN UBOLDI	ANTHONY M. SANFILIPPO,
President and Chief Executive Officer